Registration Statement No. 33-


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549


                                   FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


             SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

      Connecticut                                          06-1157778
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

227 Church Street, New Haven, Connecticut                     06510
(Address of Principal Executive Offices)                   (Zip Code)


             SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
                         1995 STOCK INCENTIVE PLAN
                          (Full title of the plan)


      Madelyn M. DeMatteo, Vice President, General Counsel and Secretary
             Southern New England Telecommunications Corporation
               227 Church Street, New Haven, Connecticut 06510
                    (Name and address of agent for service)

                                (203) 771-2110
         Telephone number, including area code, of agent for service



                        CALCULATION OF REGISTRATION FEE

                    +               +             +              +
                    +               +  Proposed   +  Proposed    +
                    +               +  maximum    +  maximum     +
                    +    Amount     +  offering   +  aggregate   + Amount of
Title of securities +    to be      +   price     +  offering    +registration
to be registered    +  registered   + per share   +   price      +    fee

                    +               +             +              +
Common Stock        +               +             +              +
($1 par value) .... + 4,600,000 shs.+  $37.5625*  + $172,787,500 +  $59,583
                    +               +             +              +


* Pursuant to Rule 457(c), the proposed maximum offering price per share of $37.5625 was derived from calculating the average of the high and low sale prices for the registrant's Common Stock as recorded on December 7, 1995 on the New York Stock Exchange Composite Transactions.





                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

         (a) The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Amendment No. 1 dated June 8, 1995;

         (b) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

         (c) The registrant's Current Reports on Form 8-K dated January 24, 1995, April 20, 1995, May 18, 1995, July 1, 1995, July 24, 1995,
             August 2, 1995, October 23, 1995; and

         (d) The description of the registrant's Common Stock contained in Form 8-B dated May 21, 1986 and Form 8-K dated February 11, 1987.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Madelyn M. DeMatteo, Vice President, General Counsel and Secretary of the registrant provided the opinion on the validity of the Common Stock being registered herein. As of December 8, 1995, Ms. DeMatteo owned 14,172 shares of the registrant's Common Stock and has options to acquire 69,550 additional shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

         The general statutes of the State of Connecticut specify when a Connecticut corporation shall indemnify any shareholder, director, officer, employee or agent. Generally, the Connecticut statute (Conn. Gen. Stat. 33-320a) provides that in order to be indemnified the shareholder, director, officer, employee or agent must not have been adjudged to have breached his duty to the corporation or must have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, he must have had no reasonable cause to believe his conduct was unlawful.

                                   II - 2

         As permitted under Section 33-290 of the Connecticut General Statutes, the registrant's certificate of incorporation (subject to certain specified exceptions involving violations of law, self-dealing, lack of good faith, abdication of duty, and illegal distributions and improper loans) limits the personal liability of its directors for monetary damages to the registrant or its shareholders for a breach of duty as a director to the amount of compensation received by the director for serving the registrant during the year of violation.

         The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits

         The Exhibit Index listing the exhibits required by Item 601 of Regulation S-K is located on page II.6.

Item 9.  Undertakings

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commmission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to
                        the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
                                    II - 3





                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                    II - 4



                                 SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on the 13th day of December, 1995.

                                          SOUTHERN NEW ENGLAND
                                          TELECOMMUNICATIONS CORPORATION

                                          By:  /s/ Madelyn M. DeMatteo
                                                   Madelyn M. DeMatteo
                                                        Secretary


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                                       #
Principal Executive Officer:            #
                                        #
D. J. Miglio*                           #
Chairman, President and Chief           #
Executive Officer and Director          #
                                        #
Principal Financial Officer:            #
                                        #
Donald R. Shassian*                     #
Senior Vice President and               #
Chief Financial Officer                 #
                                        #
Principal Accounting Officer:           #
                                        #
Robert J. Conologue*                    #
Vice President and Controller           #
                                        #
                                        #
Directors:                               #   *By: /s/ Madelyn M. DeMatteo
                                        #             Madelyn M. DeMatteo
                                        #             as Attorney-in-Fact
William F. Andrews*                     #
Richard H. Ayers*                       #
Zoe Baird*                              #
R. L. Bennett*                          #
Barry M. Bloom*                         #
F. J. Connor*                           #
William R. Fenoglio*                    #
Claire L. Gaudiani*                     #                December 13, 1995
J. R. Greenfield*                       #
Ira D. Hall*                            #
Burton G. Malkiel*                      #
Frank R. O'Keefe, Jr.*                 #


                                    II - 5




                               EXHIBIT INDEX


Exhibits identified in parentheses below, on file with the SEC, are incorporated herein by reference as exhibits hereto.


    Exhibit
    Number               Description

     4.1 Amended and Restated Certificate of Incorporation of the registrant as filed June 14, 1990 (Exhibit 3-A to Form SE dated 3/15/91, File No. 1-9157).

     4.2 By-Laws of the registrant as amended and restated through October 10, 1990 (Exhibit 3 to Form 8-K dated 10/10/90, File No. 1-9157).

     4.3 Rights Agreement dated February 11, 1987 between Southern New England Telecommunications Corporation and The State Street Bank and Trust Company, as Rights Agent (Exhibit 1 to Form SE dated 2/13/87-1, File No. 1-9157). Amendment No. 1 dated December 13, 1989 (Exhibit 4 to Form SE dated 12/28/89, File No. 1-9157). Amendment No. 2 dated October 10, 1990 (Exhibit 4 to Form SE dated 10/12/90, File No. 1-9157).

     4.4 Southern New England Telecommunications Corporation 1995 Stock Incentive Plan.

     5 Opinion of Madelyn M. DeMatteo, Vice President, General Counsel and Secretary as to the legality of the securities being registered.

    23.1   Consent of independent public accountants.

    23.2 Consent of Madelyn M. DeMatteo, Vice President, General Counsel and Secretary is contained in Exhibit 5.

    24     Powers of Attorney.


















                                    II - 6